Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made by and between Thomas H. Waechter (“Employee”) and Viavi Solutions Inc., its subsidiaries, affiliates, successors and assigns (“Company”) (collectively, the “Parties”):

RECITALS

WHEREAS, Employee was employed by Company, entered into an Employee Proprietary Information and Assignment of Inventions Agreement at the commencement of employment and the award agreements under the JDS Uniphase Corporation’s Amended and Restated 2003 Equity Incentive Plan listed in EXHIBIT A to this Agreement, departed the Company effective on September 18, 2015 (the “Termination Date”), and Employee and Company wish to resolve any and all claims or disputes they may have.

WHEREAS, in addition to resolving any and all claims or disputes, Company also wishes to compensate Employee in consideration of Employee’s years of service and many contributions to the Company, including leading the Company to pursue, execute and consummate the spin-off of the Company’s communications and commercial optical products into a separate publicly traded company.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1. Separation; Payments and Consideration.

(a) Employee hereby confirms the cessation of his employment with the Company as Chief Executive Officer and President, and from all positions and offices that he held with the Company and/or is subsidiaries and/or affiliates effective as of the Termination Date. Employee hereby agrees to resign from all other officer and director positions he has with the Company, its subsidiaries and/or affiliates, including, but not limited to, his seat as a member of the Board of Directors of the Company (as well as of the Board of Directors of any of the Company’s subsidiaries or investments). Employee further agrees that he shall promptly execute such additional documents as are reasonably requested by the Company to evidence and effectuate this Section 1(a).

(b) Employee will be paid, at Employee’s regular rate of pay, for all hours worked and for accrued but unused vacation through the Termination Date, regardless of whether Employee signs this Agreement. Employee will be paid in accordance with normal payroll procedures. Employee acknowledges that these amounts are all of the amounts owed to Employee by Company through the Termination Date. As of the Termination Date, Employee is not to hold himself out as an employee, agent or authorized representative of Company, or to negotiate or enter into any agreements on behalf of Company, or to otherwise attempt to bind Company.

(c) In addition, on or before the tenth (10th) day following the Effective Date (as defined in Section 7(g) below) of the Agreement, the Company will pay Employee the sum of $2,680,000, which sum includes one year of Employee’s annual target bonus opportunity as in effect as of the Termination Date under the JDS Uniphase Corporation Incentive Plan for 2015 (the “Severance Pay”). The Severance Pay will be paid to Employee, minus applicable withholdings and taxes, in a lump sum. To the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i) (prohibiting certain payments to a “specified employee” within six (6) months of such employee’s separation from service), any payment under this Severance Agreement (as opposed to Consulting Agreement) that may be made to Employee on account of Employee’s termination of employment with the Company shall be delayed only to the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i).

(d) The Company and you have agreed to enter a consulting relationship (the “Consulting Agreement”), pursuant to which the Company may benefit from your continued guidance and support with our leadership transition and on key initiatives, for the period from September 19, 2015 through

September 18, 2016. The terms and consideration of that consulting relationship are set forth in that Consulting Agreement, provided herewith in Section 14, and Employee hereby accepts such engagement beginning on the day after the Effective Date (the “Consulting Commencement Date”). Employee will determine the method, details, and means of performing the Services (as defined in Section 14). Employee agrees to perform all the Services under this Agreement, including the Consulting Agreement, in a manner consistent with generally accepted principles, methods, procedures, and ethical standards applicable to his profession.

(e) Employee’s right, title and entitlement to any unvested options, restricted stock units or any other securities or similar incentives which have been granted or issued to Employee as of the Termination Date and which are listed in EXHIBIT A to this Agreement, shall immediately vest and be fully exercisable, free from any restrictions other than those imposed by applicable state and federal securities laws, and all such securities shall continue to be exercisable (if applicable) in accordance with the terms of each grant; provided that, and notwithstanding any provision in the applicable notice of grant and grant agreement to the contrary, all stock options shall at a minimum remain exercisable for a period of the shorter of: (y) three years from the Termination Date, or (z) the full term of the security as provided in the notice of grant and grant agreement and the 2003 Equity Incentive Plan JDS Uniphase Corporation’s Amended and Restated 2003 Equity Incentive Plan. Employee acknowledges that EXHIBIT A to this Agreement contains a true and complete list of all equity awards which have been granted to Employee by Company and are outstanding as of the Termination Date. If the Company terminates Employee prior to September 18, 2015 without cause or Employee resigns for Good Reason as defined in Employee’s original Employment Agreement, the Company shall immediately vest all such securities referenced above which shall be fully exercisable, free from any restrictions other than those imposed by applicable state and federal securities laws.

(f) Company will pay for group health plan continuation coverage, which includes Employee and his wife, pursuant to provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and any applicable regulations promulgated thereunder (“COBRA”) for a period of the lesser of the maximum allowable COBRA period or eighteen (18) months (the “COBRA Period”). If the Company is not reasonably able to continue such coverage under the Company’s health benefit plans, the Company shall provide substantially equivalent coverage under other sources or will reimburse (without a tax gross-up) Employee for premiums incurred by the Participant to obtain his or her own such coverage and coverage for his wife. If Employee and/or Employee’s dependents become eligible to receive such coverage under another employer’s health benefit plans during the COBRA period, Employee shall report such eligibility to the Company, and the Company’s obligations under this subsection shall cease. In addition, notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect instead to pay Employee on the first day of each month of the COBRA period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings for the remainder of the COBRA payment period. Employee may, but is not obligated to, use such payment toward the payment of COBRA premiums.

(g) Employee will be reimbursed for all ordinary and necessary, reasonable business-related expenses incurred by Employee in connection with Employee’s employment with Company through Employee’s the Termination Date. Employee must submit all requests for reimbursement for such expenses no later than sixty (60) days when accrued , accompanied by proper documentation, to Michael Burkhard.

(h) By Employee’s signature below, Employee acknowledges and agrees that the terms set forth in this Agreement include compensation and benefits to which Employee is not otherwise entitled.

Furthermore, Employee acknowledges that, except as expressly set forth above, after Employee’s execution of this Agreement, Employee will not be entitled to any other or further compensation, remuneration or benefits from Company.

2. Tax Treatment. Employee understands and agrees that Company is neither providing tax nor legal advice, nor is Company making representations regarding tax obligations or consequences, if any, related to this Agreement. Employee further agrees that he will assume any such tax obligations or consequences that may arise from this Agreement, and that Employee shall not seek any indemnification from Company in this regard, with the exception of potential penalties imposed pursuant to Internal Revenue Code Section 409A with respect to the Severance Pay, which Company will indemnify by promptly paying any 409A penalties and taxes upon reasonable notice of same from Employee. Employee agrees that, in the event that any taxing body determines that additional taxes are due from Employee, Employee acknowledges and assumes all responsibility for the payment of any such taxes and agrees to indemnify, defend, and hold Company harmless from the payment of such taxes, and any failure to withhold. Employee further agrees to pay, on Company’s behalf, any interest or penalties imposed as a consequence of such tax obligations, and to pay any judgments, penalties, taxes, costs and attorneys’ fees incurred by Company as a consequence of Employee’s failure to pay any taxes due.

3. Confidential Information. Employee acknowledges that, as part of his employment, Employee had access to information of a nature not generally disclosed to the public, and Employee agrees to keep confidential and not disclose to anyone Company’s business, proprietary and trade secret information in Employee’s possession, or any personal, confidential or otherwise proprietary information regarding Company’s employees, customers and clients, or Company’s personnel practices and related matters. This obligation is understood to be in addition to, and not as any replacement for, any agreements Employee may have signed with the Company concerning confidentiality, trade secrets, non-disclosure, non-competition, non-solicitation or assignment of inventions or other intellectual property developments, which agreements will remain in full force and effect. Employee agrees that he will not take, copy, use or distribute in any form or manner documents or information that Company deems proprietary, including without limitation research and development materials, information regarding customers, clients, business partners or prospective customers, clients, or business partners, financial information, business and strategic plans, software programs and codes, access codes and other similar materials or information, unless the information is reasonably necessary to perform his duties as a consultant as set forth in Section 14. Any information that Employee uses due to his performance for the Services as set forth in Section 14 will be returned to the Company upon the completion of the Consulting Agreement.

(a) Employee further agrees that during the term of the transitional Consulting Agreement Employees continues to be bound by the terms of the Company’s Proprietary Information and Assignment of Inventions Agreement.

4. Return of Company Property. Employee agrees to return to Company any and all Company property in Employee’s possession, including without limitation any computer or other electronic devices; software programs; other Company equipment, tools, records or technical materials; information related to Company customers, clients and business contacts; marketing information; pricing information; cellular phones; personnel materials or files, handbooks, manuals or policies; memoranda, notes and drafts thereof; and any other documents or property (and any summaries or copies thereof), developed by Employee and/or obtained by Employee or on Employee’s behalf, directly or indirectly, pursuant to Employee’s employment with Company, at the conclusion of the term of the Consulting Agreement.

5. Release of Claims.

(a) Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by Company. This is a general release of all claims. As consideration for the severance pay and benefits being provided to Employee, Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, administrators, attorneys, representatives and assigns, hereby fully and forever releases Company and its legal representatives, officers, directors, fiduciaries, employees, investors, shareholders, insurers, agents, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns, both in their individual and corporate capacities (collectively, the “Releasees”), of and from any and all claims and causes of action, demands, duties, obligations, agreements, promises, liabilities, damages, costs and/or fees, whether known or unknown, suspected or unsuspected, arising out of or relating to Employee’s employment, including the termination of his employment, including without limitation:

(1) any and all claims relating to or arising from Employee’s employment relationship with Company and the termination of that relationship;

(2) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of stock of Company, including, without limitation, any claims for fraud; misrepresentation; breach of fiduciary duty; breach of duty under applicable state corporate law; and securities fraud under any state or federal law;

(3) any and all claims under the law of any jurisdiction including without limitation wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent and intentional infliction of emotional distress; negligent and intentional misrepresentation; negligent and intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(4) any and all claims for violation of any federal, state or municipal statute, including without limitation all employment laws, including without limitation the California Fair Employment and Housing Act; the California Unruh Act; the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Fair Labor Standards Act; the Americans with Disabilities Act; the Older Workers’ Benefits Protection Act; the Family Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the National Labor Relations Act; the California Constitution; the California Labor Code; the California Business & Professions Code; the California Government Code; the California Civil Code; and all other laws against discrimination or applicable to employment that may be the subject of a release under applicable law;

(5) any and all claims for violation of the federal, or any state, constitution;

(6) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(7) any and all claims arising out of any personnel policies, contracts of employment, any other contracts, severance pay agreements and covenants of good faith and fair dealing;

(8) any claim for any loss, cost, damage or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement;

(9) any claim or damage arising out of Employee’s employment with or separation from Company under any common law theory or any federal, state or local statute or ordinance not specifically referred to above;

(10) any and all claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and other compensation of any kind that Employee may have against the Releasees; and

(11) any and all claims for attorneys’ fees and costs.

(b) Employee specifically agrees that this Agreement includes without limitation any and all claims that were raised, or that reasonably could have been raised, under the applicable Wage Order, Labor Code sections 201, 202, 203, 212, 226, 226.3, 226.7, 510, 512, 515, 558, 1194 and 1198, as well as claims under the Business & Professions Code sections 17200, et seq. and Labor Code sections 2698, et seq. based on alleged violations of Labor Code provisions. Employee further covenants that he will not seek to initiate any proceedings seeking penalties under Labor Code sections 2699, et seq. based upon the Labor Code provisions specified above.

(c) Employee understands and agrees that, to the fullest extent permitted by law, Employee is precluded from filing or pursuing any legal claim of any kind against any of the Releasees at any time in the future, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the claims that Employee has waived by virtue of executing this Agreement. Employee agrees not to file or pursue any such legal claims and, if Employee does pursue such legal claims, Employee waives any right to receive monetary recovery. By Employee’s signature below, Employee represents that he has not filed any such legal claims against any of the Releasees in any federal, state or municipal court, administrative agency or other tribunal.

(d) Nothing in this Agreement shall be construed to waive any claims that cannot be waived as a matter of law. In addition, this Agreement does not prevent Employee from filing an administrative charge against any Releasee that may not be released as a matter of law; however, Employee agrees that Employee shall not be entitled to recover any monetary payments or other individual benefits in any such proceeding. This release does not waive any rights or claims that may arise after the date that Employee executed this Agreement.

(e) In addition, this Release does not apply to any claims that Employee may have to be indemnified for acts or omissions as a director, officer or employee of the Company, whether arising under applicable law, the Company’s certificate of incorporation or bylaws (as each may be amended from time to time), or the Indemnification Agreement entered into on April 15, 2015 between Employee and the Company and incorporated herein by reference (or attached as EXHIBIT D) which remains in full force and effect including the Directors and Officers Insurance coverage for a period not less than 10 years from the termination date.

(f) Nothing in this Agreement will affect the ability of Employee or Company to enforce rights or entitlements specifically provided for under this Agreement as set forth above, or any rights or claims that may arise after the date that Employee executed this Agreement. By Employee’s signature below, Employee represents that: (a) Employee is not aware of any unpaid wages, vacation, bonuses, expense reimbursements or other amounts owed to Employee by Company, other than the Severance Pay specifically promised in this Agreement; (b) Employee has not been denied any request for leave to which Employee believes he was legally entitled, and Employee was not otherwise deprived of any of his rights under the Family and Medical Leave Act or any similar state or local statute; and (c) Employee has not assigned or transferred, or purported to assign or transfer, to any person, entity or individual whatsoever, any of the claims released in the foregoing general release and waiver. Company’s obligations under this Agreement are contingent upon Employee’s compliance with all terms and conditions provided for herein.

6. Release of Unknown Claims. For the purpose of implementing a full and complete release, Employee expressly acknowledges that the releases given in this Agreement are intended to include, without limitation, claims that Employee did not know or suspect to exist in his favor at the time of the date of Employee’s execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon with they might be based, would have materially affected the settlement of this matter; and that the Severance Pay provided under this Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims, despite the fact that California Civil Code section 1542 may provide otherwise. Employee expressly waives any right or benefit available to him in any capacity under the provisions of California Civil Code section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

7. Age Discrimination in Employment Act. Employee acknowledges, agrees and understands that:

(a) under the general release detailed above, Employee is waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”);

(b) the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement;

(c) the payments and other consideration that are being provided to Employee are of significant value and are in addition to what Employee otherwise would be entitled;

(d) Employee is being advised in writing to consult with an attorney before signing this Agreement;

(e) Employee is being given a period of twenty-one (21) days within which to review and consider this Agreement before signing it, though Employee may sign earlier, and if Employee fails to sign and return this Agreement within the twenty-one (21) day consideration period, Company’s offer and this Agreement will expire on its own terms;

(f) Employee may revoke his acceptance of this Agreement by providing written notice to Company within seven (7) days following its execution, and any notice of revocation of this Agreement must be in writing and transmitted by hand or certified mail to Viavi Solutions, Inc., 20250 Century Boulevard, Germantown, MD 20874 , Attn: Kevin Siebert.

(g) Because of Employee’s right to revoke this Agreement, this Agreement shall not become effective and enforceable until the eighth (8th) day after the return of an executed copy of this Agreement by Employee to Company (the “Effective Date”), and Employee will not be entitled to any of the benefits set forth in this Agreement until after the Effective Date.

8. Non-Disparagement.

(a) Employee understands and agrees that Employee’s entitlement to the compensation and benefits due under this Agreement is conditioned upon Employee’s continued support of Company. Employee agrees to refrain from taking any action, and from making any statement (oral or written), that disparages or criticizes Company, its affiliates, parent companies, subsidiaries and related entities, or its officers, directors or employees, or that harms Company’s or any of Company’s affiliates’, parent companies’, subsidiaries’ and related entities’, or Company’s officers’, directors’ or employees’ respective reputations, or that disrupts or impairs Company’s normal, ongoing business operations. This provision applies to all of Employee’s interactions with third parties, including without limitation any conversations or correspondence that Employee might have with organizations, governmental entities and persons with whom Company engages in business, as well as with employees of Company. Employee understands that this provision does not apply on occasions when Employee is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must respond truthfully. Employee further agrees not to otherwise interfere with Company’s business operations, including, without limitation, Company’s efforts to market and sell its products.

(b) Company’s Officers and Directors agree to refrain from taking any action, and from making any statement (oral or written), that disparages or criticizes Employee. Employee understands that this provision does not apply on occasions when Employee is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must respond truthfully.

(c) It shall not be a breach of this provision for either party to refer to the publicly filed Agreement and/or the Company press release regarding Employee’s resignation.

9. Confidentiality. Employee warrants that he has not disclosed the negotiations leading up to this Agreement to anyone other than his attorneys, accountants, or tax consultants or his spouse. Employee represents and agrees that (i) he will keep the negotiations leading to this Agreement completely confidential, except and unless disclosure is required and compelled by lawful court order; or (ii) if disclosure is compelled by court order, Employee will disclose only so much information as is necessary for compliance. Accordingly, Employee shall not publicize or disclose the negotiations leading up to this Agreement in any manner whatsoever, whether in writing or orally, to any person, directly or indirectly, or by or through any agent or representative, except as necessary to effectuate the terms of this Agreement, and other than to the following: (1) Employee’s attorneys; (2) Employee’s financial advisors, accountants and tax consultants; (3) other representatives or entities as required and compelled by law or lawful court order; and (4) Employee’s spouse. With respect to any individuals referred to above and to whom Employee knowingly discloses any information regarding the negotiations leading up to this Agreement or its terms, Employee agrees that he will inform such individuals that the information is strictly confidential and may not be reviewed, discussed or disclosed, orally or in writing, with any other person, organization or entity whatsoever, at any time. Employee further represents that no disclosure inconsistent with this Paragraph and its subparts has been made by Employee prior to the date of his execution of this Agreement.

(a) It shall not be a breach of this Paragraph or its subparts for (i) Employee or Company to respond, if asked, that any dispute regarding Employee’s employment or termination of employment with Company has been resolved; (ii) Employee to refer to the publicly filed Agreement; or (iii) the Company press release regarding Employee’s resignation.

10. Cooperation.

(a) Prior to and after the Termination Date, in addition to any obligations of Employee related to the consulting relationship described herein, Employee agrees that he will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees: (A) to sign any documents reasonably required to be signed while he remains in the capacity of a director or officer of a subsidiary or affiliate of the Company including but not limited to documents confirming Employee’s resignation as a director or officer of the Company, and/or its subsidiaries and/or affiliates, (B) concerning requests for information about the business of the Company or its subsidiaries or affiliates or his involvement and participation therein, (C) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the United States Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company and (D) with respect to transition and succession matters. Employee’s cooperation shall include, but not be limited to (taking into account Employee’s personal and professional obligations, including those to any new employer or entity to which he provides services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Following completion of the Consulting Term, Employee shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Employee may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

(b) Employee agrees he will not act in any manner that might damage the business of Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against Company or any officer, director, employee, agent, representative, shareholder or attorney of Company, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify Company upon receipt of any court order, subpoena or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of Employee’s actual knowledge, a copy of such subpoena or legal discovery device to Company.

11. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of Company, either for himself or any other person or entity. The foregoing restrictions shall not apply to solicitations conducted solely through public marketing campaigns open to all comers and not specifically targeted at any staff of Company.

12. Non-Admissibility; No Admission of Liability. Employee agrees that this Agreement shall not be admissible as evidence in any future proceeding of any kind, except in court on a claim of breach of this Agreement. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims heretofore made; or

(b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

13. No Knowledge of Wrongdoing. Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

14. Consulting Agreement

(a) Consultant Relationship. As of the Consulting Commencement Date, the relationship of Employee to Company shall be that of an independent contractor. Employee understands and warrants that he will not be an employee of Company and no employer-employee relationship will exists between them. As such, Employee understands that he will not be entitled to any of the liabilities, rights or provisions extending between Company and its employees as of the Termination Date. For the purposes of this Section 14, Employee shall be defined as the “Consultant.”

(b) Duties. Pursuant to this “Consulting Agreement,” Consultant shall perform the services not to exceed 20% of the average level of services Employee performed in the immediately preceding 36 month period prior to the Termination Date (“Services”) as set forth in the statement of work (“SOW”) attached hereto as EXHIBIT B, in accordance with the statement of deliverables (“Deliverables”) and acceptance procedures set forth in each SOW, as each may be modified by the Company and Consultant from time to time. Each SOW shall be in substantially similar format to the SOW attached hereto as EXHIBIT B, and is subject to written mutual agreement between Company and Consultant.

(c) Performance. Company will determine goals and guidelines for Consultant’s work. The manner and method of performing the duties outlined in this agreement will be under Consultant’s control and discretion; Company’s sole interest is in the result of Consultant’s Services. This Consulting Agreement shall not render Consultant a partner, agent of, or joint venture with Company for any purpose.

(d) Compensation for Consulting Services. As full compensation for the Services rendered pursuant to this Agreement, Company shall pay Consultant the sum of $533,000 , payable in equal monthly installments of $44,417 during the term of the Agreement. A termination of the Agreement by Company pursuant to Section 14(e)(2) shall not relieve Company of the obligation to pay this fee.

(e) Termination of the Consulting Agreement.

(1) The term of this Consulting Agreement shall commence on the Consulting Commencement Date and shall terminate one year later, on September 18, 2016.

(2) Company may terminate this Consulting Agreement (including any SOW hereunder or any license pursuant thereto) in whole or in part, for its convenience, at any time. Either party may terminate this Agreement (including any SOW hereunder or any license pursuant thereto) upon material breach by the other party for any conflict of interest as determined by the Board of Directors that has not been cured within thirty (30) business days.

(3) Company by written notice, may terminate this Consulting Agreement (including any SOW hereunder or any license pursuant thereto) in whole or in part, based on a default by Consultant which has not been cured within ten (10) business days. Such default shall be based on the following: (1) if Consultant fails to materially comply with any of the terms and conditions of this Consulting Agreement (including all SOWs hereunder), (2) Consultant’s engagement as an employee, consultant, or advisor to any third party who is presently developing and manufacturing or intending to develop or manufacture a product or provides any services having the same functions or purposes of any of the products of Company without first the full knowledge and written consent of Company, and/or (3) if Consultant subject to any bankruptcy or insolvency proceeding under federal or state statute, or becomes subject to direct control by a trustee or similar authority. Upon the occurrence of (1), (2), or (3) above by Consultant, at its election, Company shall have the immediate right to do one or more of the following: (a) terminate this Consulting Agreement; (b) terminate any SOW hereunder or license to which the default relates; or (c) exercise any or all other rights or remedies provided in this Consultant Agreement and/or available at law or in equity consistent with this Consulting Agreement. Consultant shall continue performance of all Services not terminated pursuant to this section. As long as Employee continues to provide some services for the Company he shall continue to be paid his consulting fee.

(f) Compliance with Laws. Consultant shall perform its respective obligations under this Agreement in a manner that complies with all applicable laws, rules, and regulations of the applicable jurisdiction, including export laws regulating the transmission of technical data and other regulated materials via the Services. Specifically, Consultant represents, warrants and covenants that: (a) it will at all times comply with the obligations of the U.S. Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. Section 78 et seq., and undertakes and agrees that it shall not perform any act which could subject it to sanctions thereunder, including that it will not make or promise to make any payment (whether in currency, property or other thing of value) to any government official, or third person, or entity that will in turn make a payment to any government official, for the purpose of obtaining or retaining business; and (b) it will at all times comply with all applicable data privacy and security laws and regulations (each as they may be amended from time to time) including, but not limited to, Title V, Subtitle A of the federal Gramm-Leach-Bliley Act, 15 USC §§ 6801 et seq. (the “GLB”), its implementing regulations, and the guidelines issued by Supplier’s regulatory agencies pursuant to § 501 of the GLB.

(g) Publicity. Neither party shall issue any publicity or general marketing communications concerning this Consulting Agreement without the prior written consent of the other party.

(h) Release of Claims. In exchange for the good and valuable consideration herein, which Consultant expressly acknowledges, and as a further condition of this Consulting Agreement, Consultant agrees to execute a release agreement in the form attached hereto as EXHIBIT C at the end of the Term of the Consulting Agreement or upon Voluntary Termination, Automatic Termination, of the Consulting Agreement, whichever occurs first.

15. Contingent Obligation. Company’s continuing obligations under this Agreement are contingent upon Employee’s compliance with all terms and conditions provided for herein. In the event that Employee willfully breaches any of his obligations under this Agreement, Employee agrees that the Company may cease making any payments due under this Agreement only after a Court or Arbitrator of competent jurisdiction has made a determination that the Employee has engaged in conduct that constitutes cause as that term is defined in his original Employment Agreement, . If Company prevails in any action it may be awarded all available legal remedies. The prevailing party to any action regarding the parties’ obligations under this Agreement shall be entitled to reasonable attorneys’ fees and costs.

16. Fees and Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with the execution of this Agreement.

17. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

18. No Representations. The Parties represent that they each have had the opportunity to consult with an attorney, at their own expense, and have carefully read and understand the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

19. Severability. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

20. Entire Agreement. Employee acknowledges that this Agreement is a full and accurate embodiment of the understanding between Employee and Company, and that it supersedes any prior agreements or understandings made by the Parties, except any confidentiality, non-disclosure, non-competition, non-solicitation, trade secret, assignment of inventions and other intellectual property provisions to which Employee’s employment was subject, including specifically the Employee Proprietary Information and Assignment of Inventions Agreement, and the agreements evidencing equity awards outstanding under the JDS Uniphase Corporation’s Amended and Restated 2003 Equity Incentive Plan and listed in EXHIBIT A to this Agreement, which will remain in effect subsequent to the execution of this Agreement. The terms of this Agreement may not be modified, except by mutual consent of the Parties. Any and all modifications must be reduced to writing and signed by the Parties to be effective.

21. Governing Law and Venue. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed and enforced in accordance with the laws of the State of California, without regard to choice of law principles. In the event of any dispute in connection with this Agreement, the venue in which said dispute will be resolved, whether in arbitration or in connection with an injunction, will be Santa Clara County, California.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Good Faith Compliance. The Parties agree to cooperate in good faith and to do all things necessary to effectuate this Agreement.

24. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

VIAVI SOLUTIONS INC.

/s/ Richard E. Belluzzo
By:	Richard E. Belluzzo
Its:	Chairman of the Board of Directors

/s/ Thomas H. Waechter
By: Thomas H. Waechter

SIGNATURE PAGE TO THE SEVERANCE AGREEMENT AND GENERAL RELEASE

EXHIBIT A

TO

SEVERANCE AGREEMENT AND GENERAL RELEASE

Agreements Evidencing Equity Awards Granted to Thomas H. Waechter by Company Outstanding and in Effect as of the Termination Date:

•	Restricted Stock Unit Award Agreement with a grant date of August 20, 2014.

Grant Price	Grant Expiration Date	Granted Amount	Exercisable Amount	Exercised Amount	Outstanding Amount (as of June 30, 2015)	Outstanding Amount (as of Sept 18, 2015)
$0.000000	08/20/2022	150,000	0	0	150,000	100,000

•	Restricted Stock Unit Award Agreement with a grant date of August 20, 2013.

Grant Price	Grant Expiration Date	Granted Amount	Exercisable Amount	Exercised Amount	Outstanding Amount (as of June 30, 2015)	Outstanding Amount (as of Sept 18, 2015)
$0.000000	08/20/2021	125,000	0	72,656	52,344	41,667

•	Restricted Stock Unit Award Agreement with a grant date of August 22, 2012.

Grant Price	Grant Expiration Date	Granted Amount	Exercisable Amount	Exercised Amount	Outstanding Amount (as of June 30, 2015)	Outstanding Amount (as of Sept 18, 2015)
$0.000000	08/22/2020	180,000	0	164,925	15,075	—

•	Fully Vested Stock Option Award Agreement with a grant date of August 15, 2010.

Grant Price	Grant Expiration Date	Granted Amount	Exercisable Amount	Exercised Amount	Outstanding Amount (as of June 30, 2015)	Outstanding Amount (as of Sept 18, 2015)
$10.270000	08/15/2018	200,000	200,000	0	200,000	200,000

•	Fully Vested Stock Option Award Agreement with a grant date of August 15, 2010.

Grant Price	Grant Expiration Date	Granted Amount	Exercisable Amount	Exercised Amount	Outstanding Amount (as of June 30, 2015)	Outstanding Amount (as of Sept 18, 2015)
$10.270000	08/15/2018	100,000	100,000	0	100,000	100,000

EXHIBIT B

TO

SEVERANCE AGREEMENT AND GENERAL RELEASE

STATEMENT OF WORK: NO. 1

This STATEMENT OF WORK (“SOW”) is an Attachment to the Transitional Consulting Agreement effective as of September 19, 2015 (the “Agreement”), the terms of which are hereby incorporated by reference herein, by and between Viavi Solutions Inc., (“Viavi”) and Thomas H. Waechter (“Consultant”). In the event of a conflict between the terms and conditions of the Agreement and the terms of this SOW, the terms of this SOW shall control.

Services Performed, Related Fees, and Acceptance:

Consultant shall provide services related to (a) guidance, support and the transition of the President and Chief Executive Officer role to individual that the Company may hire to serve in such capacity, which may include guidance and support regarding an interim CEO, (b) current and future Company strategic and business planning and initiatives.

In consideration of the provision of the Services described above, the Company shall pay Consultant the sum of $533,000, payable in equal monthly installments of $44,417 during the term of the Agreement. A termination of the Agreement by Company pursuant to Section 14(e)(2) thereof shall not relieve Company of the obligation to pay this fee.

In consideration of the provisions of the Services described above, and subject to Consultant’s execution of a separation agreement and release of claims attached hereto as EXHIBIT C, upon the successful completion of the Agreement Consultant will receive a completion bonus of $267,000 (the “Completion Bonus”). For purposes of the Completion Bonus, successful completion of the Agreement means that the Agreement was not terminated for default pursuant to Section 14(e)(3) of the Agreement.

Entry into and continuation of the term of the Agreement will be subject to conflicts of interest as determined by the Board of Directors. Employee has previously disclosed and had approved work as an outside Director for Altera and Netgear, which shall not constitute a conflict of interest during the consulting period.

TERM. The Term of this SOW shall commence on September 19, 2015 and shall terminate on September 18, 2016 unless sooner terminated pursuant to the Agreement.

Viavi Solutions Inc.

/s/ Thomas H. Waechter	/s/ Richard E. Belluzzo
Thomas H. Waechter	By: Richard E. Belluzzo
Its: Chairman of the Board of Directors

EXHIBIT C

TO

SEVERANCE AGREEMENT AND GENERAL RELEASE

SEPARATION AND RELEASE AGREEMENT FOR

END OF THE CONSULTING TERM

1. Termination. Thomas H. Waechter (“Waechter”) shall be relieved of his responsibilities as an independent consultant and his consultancy period shall terminate effective September 18, 2016 (the “Separation Date”). Waechter will be paid all undisputed consultant fees earned and accrued on the Separation Date. Waechter acknowledges that the foregoing has been paid him.

2. Completion Bonus. Upon the successful completion of the Agreement Waechter will receive a completion bonus of $267,000 (the “Completion Bonus”). For purposes of the Completion Bonus, successful completion of the Agreement means that the Agreement was not terminated for default pursuant to Section 14(e)(3) of the Agreement. The Completion Bonus is will not be subject to tax withholdings by Viavi Solutions, Inc. (the “Company”).

2.1. Waechter understands and agrees that Company is not providing any tax or legal advice and that it makes no representation regarding any tax obligations or consequences, if any, related to this Agreement. Waechter agrees that he shall be exclusively responsible for the payment of federal and state taxes which may be due as the result of the consideration paid under this Agreement. Waechter agrees to fully indemnify and hold harmless Company from payment of any taxes, interest, and penalties that may be required by any governmental agency at any time as the result of payment or allocation of the consideration set forth herein.

3. General Release of Claims.

3.1. In consideration of the compensation, benefits, and agreements provided for pursuant to this Agreement, the sufficiency of which is hereby acknowledged, Waechter hereby releases and forever discharges Company and any predecessor, successor, joint venture or parent of Company, and any and all of their respective past or present officers, directors, partners, insurers, agents, attorneys, employees, trustees, administrators and fiduciaries (all collectively, the “Released Parties”), from any and all claims, actions, causes of actions, demands, liabilities, or rights, whether at law or equity or otherwise, from the beginning of time up to the date of this Agreement (individually, “Claim”; collectively, “Claims”), whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted. Waechter expressly waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise preclude from its binding effect any Claim against any Released Party not now known by Waechter to exist. Except as necessary for Waechter to enforce this Agreement, this Agreement is intended to be a general and full release. If Waechter commences or continues any Claim in violation of this Agreement, the Released Party shall be entitled to assert this Agreement as a bar to such action or proceeding.

3.2. Without in any way limiting the generality of the full and general release and waiver of all Claims, this Agreement specifically constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Waechter’s relationship, continued relationship, or termination of relationship with Company, whether arising under or out of a contract or federal or state statute, constitution or common law, including, but not limited to, any and all Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, state labor code Claims, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, and similar federal, state or local statutes, ordinances, and regulations, including but not limited to the California Fair Employment and Housing Act, the California Unruh Act, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Americans with Disabilities Act, the Older Workers’ Benefits Protection Act, the California Constitution, the California Labor Code including but not limited to Labor Code sections 201, 202, 203, 212, 226, 226.3, 226.7, 510, 512, 515, 558, 1194, 1198, 2802, claims under the Business & Professions Code section 17200, et seq., the California Government Code, the California Workers Compensation Act, and the California Civil Code. This release of Claims includes a release of common law Claims or causes of action relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, tortious action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including attorneys’ fees and costs, all Claims for salary, pay in lieu of notice, bonus, vacation pay, reimbursement for expenses, or attorneys’ fees. Waechter has specifically waived his right to recover in his own lawsuit as well as the right to recover in a suit brought by any other entity on Waechter’s behalf.

3.3. Waechter specifically acknowledges and agrees that he is waiving on behalf of himself and his attorneys’ all Claims for fees and expenses and court costs. Waechter is also waiving his right to recover in his own lawsuit, as well as the right to recover in a suit brought by any other entity or person on his behalf.

3.4. This release does not extend to Claims that are non-waivable under the law. Waechter specifically acknowledges and agrees that he has been paid all wages, including but not limited to wages, accrued but unused vacation, and vested stock options, owed as of the Termination Date, and that he has no further or additional wage Claims against Company. This release also does not extend to any Claims based upon or relating to either party’s breach of this Agreement. Further, Waechter does not waive the right to file an administrative complaint with, or participate in administrative proceedings brought by, the Equal Employment Opportunity Commission, provided however, that Waechter waives the right to receive monetary compensation in any such administrative proceeding.

(a) In addition, this Release does not apply to any claims that Employee may have to be indemnified for acts or omissions as a director, officer or employee of the Company, whether arising under applicable law, the Company’s certificate of incorporation or bylaws (as each may be amended from time to time), or the Indemnification Agreement entered into on April 15, 2015 between Employee and the Company and incorporated herein by reference (or attached as EXHIBIT D) which remains in full force and effect including the Directors and Officers Insurance coverage for a period not less than 10 years from the termination date.

.

3.5. Waechter acknowledges that he has been advised and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Being aware of said code section, Waecthter hereby expressly waives any rights he may have thereunder, as well as any other statutes or common law principles of similar effect.

4. Acknowledgment. Waechter stipulates and agrees that he has been advised in writing that, by virtue of his age, he may have rights under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., which rights will be extinguished by his execution of this Agreement.

4.1. Waechter acknowledges that he has been advised to seek an attorney regarding the effect of this Agreement prior to signing it.

4.2. Waechter stipulates and agrees that this Agreement provides consideration in addition to anything of value to which he may be entitled independent of this Agreement.

4.3. Nothing herein shall be deemed to release Claims that arise under the Age Discrimination in Employment Act of 1967 after the date that Waechter executes this Agreement.

4.4. Waechter acknowledges that he has twenty-one (21) days from the date this offer is received to consider this Agreement before signing it. Waechter may choose to execute this Agreement before the expiration of this period.

4.5. Waechter understands that he has seven (7) days after accepting this offer to revoke his acceptance (the “Revocation Period”). Revocation must be in writing and either personally delivered or overnight mailed to Viavi Solutions, Inc., 20250 Century Boulevard, Germantown, MD 20874, Attn: Kevin Siebert, General Counsel and Secretary, to arrive on the eighth (8th) day after Waechter executed this Agreement. Neither Waechter’s acceptance nor the terms of the Agreement will be effective until the Revocation Period has expired.

Thomas H. Waechter	Viavi Solutions Inc.

/s/ Thomas H. Waechter	By:	/s/ Richard E. Belluzzo

	Its:	Chairman of the Board of Directors

EXHIBIT D

TO

SEVERANCE AGREEMENT AND GENERAL RELEASE

INDEMNIFICATION AGREEMENT